EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50051, 333-82069, 333-97569, and 333-155273 on Form S-8 and Registration Statement Nos. 333-110719 and 333-155272 on Form S-3 of Wendy’s/Arby’s Group, Inc. (the “Company”) of our report dated March 22, 2010, relating to the consolidated financial statements of Deerfield Capital Corp. and the effectiveness of Deerfield Capital Corp.'s internal control over financial reporting, incorporated by reference in this Amendment No. 1 to the Annual Report on Form 10-K/A of the Company for the year ended January 3, 2010.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 22, 2010